Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-201402 on Form S-3, Registration Statement No. 333-192927 on Form S-8 and Registration Statement No. 333-201206 on Form S-8 of our reports dated February 28, 2017, relating to the consolidated financial statements and financial statement schedules of Monogram Residential Trust, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business), and the effectiveness of Monogram Residential Trust, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Monogram Residential Trust, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Dallas, Texas
February 28, 2017